                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. ______)


                       PacificAmerica Money Center, Inc.
 ______________________________________________________________________________
                                (Name of Issuer)


                           Common Stock, no par value
 ______________________________________________________________________________
                         (Title of Class of Securities)





                                  694935 10 7
                    ________________________________________
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement.  [ X ]

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

CUSIP:  694935 10 7

1.               NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Joel R. Schultz


2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                 (a)  [ X ]

                 (b)  [   ]


3.               SEC USE ONLY


4.               CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
----------------
                 5.               SOLE VOTING POWER
NUMBER OF
                                  -0-
SHARES

BENEFICIALLY     6.               SHARED VOTING POWER

OWNED BY                          192,472(1)

EACH             7.               SOLE DISPOSITIVE POWER

REPORTING                         -0-
PERSON           8.               SHARED DISPOSITIVE POWER

WITH                              192,472(1)
----------------


____________________
1/     Includes 85,574 shares of Common Stock, 19,239 Subscriber Warrants and
54,058 General Partner Warrants held by The Schultz Living Trust dated 9/16/96, a revocable trust of which Joel R. Schultz and Toby Schultz are the Co-Trustees, 15,000 shares of Common Stock and 3,000 Subscriber Warrants held in IRA and SEP IRA accounts on behalf of Joel R. Schultz, and 5,000 shares of Common Stock and 1,000 Subscriber Warrants held in an IRA account on behalf of Toby Schultz.

CUSIP:  694935 10 7


9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 192,472(2)


10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES [  ]


11.              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 9.8%


12.              TYPE OF REPORTING PERSON

                 IN


____________________

2/    Includes 85,574 shares of Common Stock, 19,239 Subscriber Warrants and
54,058 General Partner Warrants held by The Schultz Living Trust dated 9/16/96, a revocable trust of which Joel R. Schultz and Toby Schultz are the Co-Trustees, 15,000 shares of Common Stock and 3,000 Subscriber Warrants held in IRA and SEP IRA accounts on behalf of Joel R. Schultz, and 5,000 shares of Common Stock and 1,000 Subscriber Warrants held in an IRA account on behalf of Toby Schultz.

CUSIP:  694935 10 7

1.               NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Toby Schultz


2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                 (a)  [ X ]

                 (b)  [   ]


3.               SEC USE ONLY


4.               CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
----------------
                 5.               SOLE VOTING POWER
NUMBER OF
                                  -0-
SHARES

BENEFICIALLY     6.               SHARED VOTING POWER

OWNED BY                          192,472(3)

EACH             7.               SOLE DISPOSITIVE POWER

REPORTING                         -0-
PERSON           8.               SHARED DISPOSITIVE POWER

WITH                              192,472(3)
----------------


-----------------------
3/     Includes 85,574 shares of Common Stock, 19,239 Subscriber Warrants and
54,058 General Partner Warrants held by The Schultz Living Trust dated 9/16/96, a revocable trust of which Joel R. Schultz and Toby Schultz are the Co-Trustees, 15,000 shares of Common Stock and 3,000 Subscriber Warrants held in IRA and SEP IRA accounts on behalf of Joel R. Schultz, and 5,000 shares of Common Stock and 1,000 Subscriber Warrants held in an IRA account on behalf of Toby Schultz.

CUSIP:  694935 10 7

9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 192,472(4)


10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES [  ]


11.              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 9.8%


12.              TYPE OF REPORTING PERSON

                 IN


____________________

4/    Includes 85,574 shares of Common Stock, 19,239 Subscriber Warrants and
54,058 General Partner Warrants held by The Schultz Living Trust dated 9/16/96, a revocable trust of which Joel R. Schultz and Toby Schultz are the Co-Trustees, 15,000 shares of Common Stock and 3,000 Subscriber Warrants held in IRA and SEP IRA accounts on behalf of Joel R. Schultz, and 5,000 shares of Common Stock and 1,000 Subscriber Warrants held in an IRA account on behalf of Toby Schultz.

CUSIP:  694935 10 7

1.               NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 The Schultz Living Trust dated 9/16/96


2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                 (a)  [ X ]

                 (b)  [   ]


3.               SEC USE ONLY


4.               CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
----------------
                  5.              SOLE VOTING POWER
NUMBER OF
                                  -0-
SHARES

BENEFICIALLY     6.               SHARED VOTING POWER

OWNED BY                          192,472(5)

EACH             7.               SOLE DISPOSITIVE POWER

REPORTING                         -0-
PERSON           8.               SHARED DISPOSITIVE POWER

WITH                              192,472(3)
----------------


____________________

5/    Includes 85,574 shares of Common Stock, 19,239 Subscriber Warrants and
54,058 General Partner Warrants held by The Schultz Living Trust dated 9/16/96, a revocable trust of which Joel R. Schultz and Toby Schultz are the Co-Trustees, 15,000 shares of Common Stock and 3,000 Subscriber Warrants held in IRA and SEP IRA accounts on behalf of Joel R. Schultz, and 5,000 shares of Common Stock and 1,000 Subscriber Warrants held in an IRA account on behalf of Toby Schultz.

CUSIP:  694935 10 7


9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 192,472(6)


10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES [  ]


11.              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 9.8%


12.              TYPE OF REPORTING PERSON

                 IN

____________________

6/    Includes 85,574 shares of Common Stock, 19,239 Subscriber Warrants and
54,058 General Partner Warrants held by The Schultz Living Trust dated 9/16/96, a revocable trust of which Joel R. Schultz and Toby Schultz are the Co-Trustees, 15,000 shares of Common Stock and 3,000 Subscriber Warrants held in IRA and SEP IRA accounts on behalf of Joel R. Schultz, and 5,000 shares of Common Stock and 1,000 Subscriber Warrants held in an IRA account on behalf of Toby Schultz.

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CUSIP:  694935 10 7

ITEM 1.

(a)      PacificAmerica Money Center, Inc.
         21031 Ventura Boulevard, Suite 102
         Woodland Hills, CA 91364


ITEM 2.

(a)      The Schultz Living Trust dated 9/16/96 and Joel R. Schultz
(b)      21031 Ventura Boulevard, Suite 102
         Woodland Hills, CA 91364
(c)      U.S.A.
(d)      Common Stock
(e)      694935 10 7


ITEM 3.

         Not applicable.


ITEM 4.  Ownership.

         (a)     Amount Beneficially owned:  192,472(7)
         (b)     Percent of Class:  9.8%
         (c)     Number of shares as to which undersigned has:

                 (i)      Sole power to vote or direct the vote:  0
                 (ii)     Shared power to vote or direct the Note:  192,472(7)
                 (iii)    Sole power to dispose or to direct the
                          disposition:  0
                 (iv) Shared power to dispose or to direct the disposition: 192,472(7)

____________________

7/     Includes 85,574 shares of Common Stock, 19,239 Subscriber Warrants and
54,058 General Partner Warrants held by The Schultz Living Trust dated 9/16/96, a revocable trust of which Joel R. Schultz and Toby Schultz are the Co-Trustees, 15,000 shares of Common Stock and 3,000 Subscriber Warrants held in IRA and SEP IRA accounts on behalf of Joel R. Schultz, and 5,000 shares of Common Stock and 1,000 Subscriber Warrants held in an IRA account on behalf of Toby Schultz.

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CUSIP:  694935 10 7

ITEM 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following:  [   ]


ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.


ITEM 8.  Identification and Classification of Members of the Group.

         Not applicable.


ITEM 9.  Notice of Dissolution of Group.

         Not applicable.


ITEM 10. Certification.

         Not applicable.





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CUSIP:  694935 10 7


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1997               /s/ Joel R. Schultz
                                        -------------------------------
                                        Joel R. Schultz, individually

                                        /s/ Toby Schultz
                                        -------------------------------
                                        Toby Schultz, individually



                                        THE SCHULTZ LIVING TRUST dated 9/16/96


                                        /s/ Joel R. Schultz
                                        -------------------------------
                                        Joel R. Schultz, as Co-Trustee


                                        /s/ Toby Schultz
                                        -------------------------------
                                        Toby Schultz, as Co-Trustee



                                 Page 10 of 11
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CUSIP:  694935 10 7


                                  EXHIBIT A TO

                                  SCHEDULE 13G



         The undersigned hereby agree that the attached Schedule 13G shall be filed with the Securities and Exchange Commission on behalf of each of the undersigned.


Dated:  February 12, 1997               /s/ Joel R. Schultz
                                        -------------------------------
                                        Joel R. Schultz, individually


                                        /s/ Toby Schultz
                                        -------------------------------
                                        Toby Schultz, individually



                                        THE SCHULTZ LIVING TRUST dated 9/16/96


                                        /s/ Joel R. Schultz
                                        -------------------------------
                                        Joel R. Schultz, as Co-Trustee


                                        /s/ Toby Schultz
                                        -------------------------------
                                        Toby Schultz, as Co-Trustee



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